Exhibit 10.31

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of March 16, 2007 (the “Effective Date”), is made by and between GNC Acquisition Holdings Inc., a Delaware corporation (“Holdings”), and ACOF Operating Manager II, L.P., a Delaware limited partnership (“ACOF”).

WHEREAS, Holdings has entered into an agreement (“Holdings Services Agreement”) to provide or cause to be provided certain services to General Nutrition Centers, Inc. (“Centers”) and its subsidiaries pursuant to an agreement dated the date hereof;

WHEREAS, Holdings desires to obtain from ACOF, and ACOF desires to provide certain management and financial services to Holdings and its subsidiaries (including services to be provided pursuant to the Holdings Services Agreement); and

WHEREAS, ACOF has provided services to Holdings in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of February 8, 2007, by and among Holdings, GNC Acquisition Inc. and GNC Parent Corporation, as amended (the “Merger Agreement”);

NOW THEREFORE, the parties hereto hereby agree as follows:

1.               Retention.  Subject to the terms and conditions hereof, Holdings hereby retains ACOF to provide certain agreed upon management and financial services to Holdings and its subsidiaries during the term of this Agreement (the “General Services”).

2.               Compensation.

(a)          In consideration of the services provided in connection with the transactions contemplated by the Merger Agreement, Holdings shall pay to ACOF (or its designee) a fee of $5,000,000 on the Effective Date.

(b)         In consideration of the General Services, Holdings shall pay to ACOF an annual fee of $750,000 (pro-rated for partial years) (the “Annual Fee”).  The Annual Fee shall be payable in cash in equal quarterly installments in advance, on the first day of each quarter commencing on April 1, 2007 (unless such day is not a business day in which event on the last preceding business day), without regard to the amount of services actually provided; provided, that:

(i)            at the election of ACOF, the payment of all or any portion of the Annual Fee may be deferred until a certain date, the happening of a certain event or indefinitely,

(ii)           the first quarterly installment shall also include the quarterly installment prorated from the period commencing on the Effective Date through March 31, 2007; and

(iii)          if and to the extent the payment of all or any portion of the Annual Fee is prohibited by the terms of any indebtedness or security of Holdings or its subsidiaries, such amount shall continue to accrue and shall be paid to ACOF immediately upon such dates as payment is no longer so prohibited, together with interest thereon at a rate of 8% per annum from the date such payment was due through the date of payment.

(c)          In consideration of any Major Transaction Services provided by ACOF from time to time, Holdings shall pay to ACOF its normal and customary fees for services of like kind as agreed by Holdings and ACOF, taking into consideration relevant factors, including the size and complexity of the subject transaction, the time devoted to providing such services and the value of ACOF’s expertise and relationships within the business and financial community.  The scope of the Major Transaction Services shall be such as reasonably requested by Holdings and agreed to by ACOF from time to time.

(d)         In addition to the fees to be paid to ACOF as provided in Sections 2(a) through 2(c) hereof, Holdings shall pay to, or on behalf of, ACOF, promptly as billed, all out-of-pocket expenses incurred by ACOF or any ACOF Related Party (or incurred on such Person’s behalf by any other Persons) in connection with (i) the transactions contemplated by the Merger Agreement or (ii) the services provided hereunder.  Such expenses shall include, among other things, fees and disbursements of counsel, travel expenses, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures.

(e)          If on any date Holdings is unable for any reason to pay (A) the full amount of any fees payable pursuant to this Agreement and (B) the full amount of any dividends in respect of its Class B common stock, par value $0.001 per share (the “Special Dividends”) then due and payable, Holdings shall use 50% of any available funds to pay all fees then due and payable pursuant to this Agreement and 50% of the available funds to pay all Special Dividends then due and payable.  All amounts remaining unpaid shall be treated in accordance with Section 2(b) hereof.

3.               Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and initially terminate on the ten year anniversary of the Effective Date; provided, that the Term shall be automatically extended by additional one-year periods on each anniversary of the Effective Date, unless at least 30 days prior to such anniversary Holdings and ACOF mutually agree to terminate this Agreement.  In addition, upon not less than 10 days prior written notice to ACOF, Holdings shall have the right to terminate this Agreement, at its option, concurrently with a Prepayment Event (as defined below) by paying to ACOF an amount in cash equal to (A) the net present value of all Annual Fees that would have been payable to ACOF hereunder from the date of such Prepayment Event through the end of the Term (after giving effect to all extensions contemplated by this paragraph), and (B) all other accrued amounts not previously paid to ACOF.  Net present value shall be calculated by the board of directors of Holdings in good faith and such calculation shall be the same as any calculation of net present value for purposes of calculating any Prepayment Dividend (as such term is defined in the Certificate of Incorporation of Holdings).  Notwithstanding any other provision hereof, (i) Holdings’ obligation to pay amounts due pursuant to Section 2 hereof with respect to periods prior to the termination hereof and (ii) the provisions of Sections 4 through 7 hereof shall survive any termination of this Agreement.

4.               Decisions/Authority of Management Advisor.  Holdings shall make all decisions with regard to any matter upon which ACOF has rendered its advice and consultation, and there shall be no liability to ACOF or any ACOF Related Party for any such advice accepted or rejected by Holdings pursuant to the provisions of this Agreement.  For any services provided hereunder, or under any other arrangement arising out of this Agreement, ACOF and the ACOF Related Parties shall be acting solely as independent contractors and not as agents of Holdings and nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship of any kind between the parties hereto (or any of their respective Related Persons).  ACOF shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon Holdings or to obtain or incur any right, obligation or liability on behalf of Holdings.  ACOF shall have complete charge of any of its personnel who render advice and consultation to Holdings under this Agreement.

5.               Indemnification.  Holdings shall:

(a)          indemnify ACOF and each ACOF Related Party to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, directly or indirectly caused by, related to, based upon, or arising out of the engagement of ACOF pursuant to this Agreement, or the rendering of any other advice or performance of any other services by ACOF or any ACOF Related Party for Holdings or any of its subsidiaries; and

(b)         promptly reimburse ACOF and each ACOF Related Party for all costs and expenses (including counsel fees and expenses and the costs and expenses of enforcing this Section 5), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not ACOF or any ACOF Related Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Holdings and whether or not such claim, action or proceeding results in any liability.

Holdings agrees that neither ACOF nor any ACOF Related Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Holdings or any of its affiliates, or any of the security holders or creditors of Holdings or any of their respective affiliates directly or indirectly caused by, related to, based upon, or arising out of (i) the engagement of ACOF pursuant to this agreement, the performance of the services to be performed hereunder, or the rendering of any other advice or performance of any other services by ACOF or any ACOF Related Party or (ii) any Outside Activities (as defined below).  Holdings shall indemnify ACOF and each ACOF Related Party, to the fullest extent lawful, from and against any and all such liabilities to which ACOF or any ACOF Related Party becomes subject.

6.               Definitions.

“ACOF Related Party” means each Related Person of ACOF, and each of the partners, directors, officers, employees, agents and controlling persons of ACOF or any of its Related Persons.

“Major Transaction Services” means financial advisory and investment banking services provided to Holdings in connection with significant financial transactions that may be undertaken by Holdings from time to time.

“Person” means any individual, corporation, partnership, trust, limited liability company, association, or other entity.

“Prepayment Event” means:  (i) the first bona fide underwritten public offering of common stock of Holdings or Centers pursuant to an effective registration statement filed under the 1933 Act (excluding registration statements filed on Form S-8, any similar successor form or another form used for a purpose similar to the intended use for such forms); (ii) a Change of Control of Holdings (as such term is defined in the Certificate of Designations of the Series A Cumulative Preferred Stock of Holdings); or (iii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its subsidiaries taken as a whole (whether by merger, asset sale, stock purchase or otherwise).

“Related Person” means, with respect to any Person (a) any affiliate of such Person, (b) any investment fund, investment account or investment Person whose investment manager, investment advisor or general partner, is such Person or any affiliate of such Person or any member, partner, director, officer or employee of such Person or any affiliate of such Person, (c) any member or partner of any Person specified in clause (a) or (b) above, and (d) any agent, director, officer or employee of any Person specified in clause (a), (b) or (c) above; provided, that:  (i) a Person shall not be an affiliate of ACOF solely by virtue of the fact that such Person is an officer or director of Holdings; and (ii) no Person shall be deemed an affiliate of another Person solely by virtue of the fact that both Persons own shares of the capital stock of Holdings.

7.               Miscellaneous.

(a)          Assignment.  None of the parties hereto shall assign this Agreement or the rights and obligations hereunder, in whole or in part, without the prior written consent of the other party; provided, that ACOF may assign this Agreement or its rights and obligations hereunder to an ACOF Related Party without obtaining such consent.  Subject to the foregoing, this Agreement will be binding upon and inure solely for the benefit of the parties hereto and their respective successors and assigns and no other person shall acquire or have any right hereunder or by virtue hereof.

(b)         Nature of Obligations.  The obligations of ACOF hereunder shall be several and not joint with any other Person.

(c)          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, as permitted by Section 5-1401 of the General Obligations Law of the State of New York.

(d)         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contem-plated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, illegal, void or unenforceable.

(e)          Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all written or verbal representations, warranties, commitments and other understandings with respect to the subject matter of this Agreement prior to the date of this Agreement.

(f)            Further Assurances.  Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals, and to do all other things, necessary for the transactions contemplated by this Agreement.  The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the agreements and transactions contemplated hereby.

(g)         Attorneys’ Fees.  In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

(h)         Headings.  The headings in this Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof.

(i)             Outside Activities.  Holdings hereby acknowledges and agrees that one or more of ACOF and the ACOF Related Parties have had, and from time to time may have, outside activities or interests that conflict or may conflict with the best interests of Holdings (collectively, “Outside Activities”), including investment opportunities or investments in, ownership of, or participation in entities that are or could be complementary to, or competitive with, Holdings.  Holdings hereby consents to all such Outside Activities.

(j)             Amendment and Waiver.  This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each of the parties hereto.

(k)          Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(l)             Construction.  The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.

(m)       Interpretation.  When a reference is made in this Agreement to a Section or paragraph, such reference shall be to a Section or paragraph of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the date first appearing above.

GNC ACQUISITION HOLDINGS INC.

By:	/s/ David Kaplan
Name:	David Kaplan
Title:	Co-President

By:
Name:	Josef Prosperi
Title:	Co-President

ACOF MANAGEMENT SERVICES AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the date first appearing above.

GNC ACQUISITION HOLDINGS INC.

By:
Name:	David Kaplan
Title:	Co-President

By:	/s/ Josef Prosperi
Name:	Josef Prosperi
Title:	Co-President

ACOF MANAGEMENT SERVICES AGREEMENT

ACOF OPERATING MANAGER II, L.P.

By:	/s/ Jeffrey Schwartz
Name:	Jeffrey Schwartz
Title:	Vice President

ACOF MANAGEMENT SERVICES AGREEMENT